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                                                                     EXHIBIT 8.1

             [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]

August 7, 2000

Boards of Directors
Harris Savings Bank
Harris Financial, Inc.
New Harris Financial, Inc.
Harris Financial, MHC
235 North Second Street
Harrisburg, Pennsylvania 17101

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the conversion of Harris Financial, MHC (the "Mutual Holding Company") from the mutual holding company to the stock holding company form (the "Stock Conversion"), which will be effected as described herein and pursuant to the Plan (as defined below). The Mutual Holding Company is a federally-chartered corporation that owns approximately 74.6% of the common stock of Harris Financial, Inc., a federally-chartered mid-tier holding company (the "Mid-Tier Holding Company"), which owns 100% of the common stock of Harris Savings Bank, a federally-chartered savings bank (the "Bank"). Any reference in this opinion to the "Mutual Holding Company", the "Mid-Tier Holding Company" or the "Bank" shall include such entities in the Pennsylvania pre-charter conversion form, as indicated by the context.

     We have made such investigations as we have deemed relevant or necessary for the purpose of rendering this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Plan of Conversion and Reorganization of Harris Financial, MHC, dated March 27, 2000, as amended (the "Plan") and the Registration Statement on Form S-1 and Prospectus filed by New Harris Financial, Inc. (the "Stock Holding Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, the Combined Holding Company Application H(e)-1/H(e)-3 filed with the Office of Thrift Supervision (the "OTS") and the Application for Conversion on Form AC filed with the OTS.

     Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code) and regulations thereunder (the "Treasury Regulations"), and upon
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current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any changes in such laws, rules or regulations may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify our conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We are opining only as to the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions.

     For purposes of this opinion, we are relying on the opinion of RP Financial, Inc., an independent appraisal firm which has been engaged by the Stock Holding Company to provide an independent appraisal of the pro forma market value of the Stock Holding Company, to the effect that the subscription rights have no value; and on the representations provided to us by the Mutual Holding Company and the Bank as described in the Affidavit of the President of the Mutual Holding Company and the Bank.

Description of Existing Corporate Structure
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     Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows. In 1994, the Bank's Pennsylvania-chartered mutual savings bank predecessor, reorganized into a Pennsylvania-chartered mutual holding company. The reorganization was accomplished whereby the Bank's mutual savings bank predecessor (i) incorporated the Bank as a Pennsylvania capital stock savings bank and transferred substantially all of its assets (except $1.0 million) and all of its liabilities, including all of its deposit liabilities, to the stock savings bank in exchange for all of the common stock of the Bank; and (ii) adopted a Pennsylvania mutual holding company charter to become Harris Financial, MHC.

     In connection with original mutual holding company formation, the Bank raised approximately $25.2 million by selling 23.6% shares of its common stock to the public (the "Minority Stockholders"). After the conclusion of the sale to Minority Stockholders, the Mutual Holding Company held 25,500,000 shares, or 76.4%, of the Bank's common stock outstanding. The reorganization of the Bank's mutual predecessor into the mutual holding company form of
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organization, and the sale to the Minority Stockholders of Bank common stock, are sometimes herein collectively referred to as the "MHC Reorganization."

     On September 17, 1997, the Bank reorganized into a two-tier holding company form of organization whereby the Mid-Tier Holding Company was organized as a Pennsylvania-chartered stock corporation and the sole stockholder of the Bank. The Mutual Holding Company owns approximately 76.4% of the common stock of the Mid-Tier Holding Company and the remainder is owned by Minority Stockholders.
To accomplish the "two-tier" reorganization, the Bank chartered the Mid-Tier Holding Company as a wholly-owned subsidiary and the Mid-Tier Holding Company chartered an interim Pennsylvania stock savings bank as a wholly-owned subsidiary. The interim Pennsylvania stock savings bank then merged into the Bank with the Bank as the resulting entity, and the Bank's shareholders, including the Mutual Holding Company, received shares of the Mid-Tier Holding Company in exchange for their shares of Bank common stock. The shares of the Mid-Tier Holding Company owned by the Bank were canceled.

     On or about June 26, 2000, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank filed applications with the Office of Thrift Supervision ("OTS") to convert their charters to a federal mutual holding company, federal mid-tier stock holding company and federal savings bank, respectively. Approval of the charter conversions by the OTS will occur prior to the completion of the Stock Conversion. Accordingly, for purposes of this opinion, we are assuming that the Mutual Holding Company, the Mid-Tier Holding Company and the Bank have each converted to federal charters and are regulated by the OTS immediately prior to the closing of the Stock Conversion.

Description Of Proposed Transactions
------------------------------------

     On March 27, 2000, the Mutual Holding Company adopted the Plan, providing for the conversion of the Mutual Holding Company to the capital stock form of organization. Pursuant to the Plan, the following transactions are being undertaken to effect the Stock Conversion:

     (i) The Bank formed the Stock Holding Company as a first-tier Pennsylvania chartered stock holding company subsidiary.

     (ii) The Stock Holding Company will charter an interim federal stock savings bank ("Interim").
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     (iii) The Mid-Tier Holding Company will exchange its charter for an interim federal stock savings bank charter (as converted, the entity shall continue to be referred to as the "Mid-Tier Holding Company") and will merge with and into the Bank (the "Mid-Tier Merger") with the Bank as the resulting entity. Minority Stockholders of the Mid-Tier Holding Company will constructively receive shares of Bank common stock, and the Mutual Holding Company will receive shares of Bank common stock, in exchange for their Mid-Tier Holding Company common stock.

     (iv) Contemporaneously with step (iii) above, the Mutual Holding Company will exchange its charter for an interim federal stock savings bank charter and will merge with and into the Bank with the Bank as the resulting entity (the "MHC Merger"). Shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a liquidation account ("Liquidation Account") of the Bank in exchange for such person's interest in the Mutual Holding Company.

     (v) Immediately after the Mid-Tier Merger and the MHC Merger, Interim will merge with and into the Bank with the Bank as the resulting entity (the "Bank Merger"). Constructive shareholders of the Bank (i.e., Minority Stockholders immediately prior to the Stock Conversion) will exchange the shares of Bank common stock that they constructively received in the Mid-Tier Merger for Stock Holding Company common stock pursuant to the exchange ratio.

     (vi) Contemporaneously with the Bank Merger, the Stock Holding Company will issue and sell its common stock in a subscription and community offering (the "Offering").

     In the MHC Merger, a Liquidation Account is being established by the Bank for the benefit of Eligible Account Holders and Supplemental Account Holders. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the greater of (a) the sum of (i) percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by the Mid-Tier Holding Company's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Stock Conversion, and (ii) the restricted retained earnings account that reflects certain
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dividends waived by the Mutual Holding Company; or (b) the retained earnings of the Bank's mutual savings bank predecessor at the time it undertook the MHC Reorganization.

     Upon the date of consummation of the Bank Merger ("the Effective Date"), Interim will be merged with and into the Bank and Interim will cease to exist as a legal entity. All of the then outstanding shares of Bank common stock will be converted into and become shares of Stock Holding Company common stock pursuant to the Exchange Ratio that ensures that after the Stock Conversion and before giving effect to Minority Stockholders' purchases in the Offering, receipt of cash in lieu of fractional shares, and shares for which dissenters' rights have been exercised, Minority Stockholders will own the same aggregate percentage of the Stock Holding Company's common stock as they currently own of the Mid-Tier Holding Company common stock. The common stock of Interim owned by the Stock Holding Company prior to the Bank Merger will be converted into and become shares of common stock of the Bank on the Effective Date. The Stock Holding Company common stock held by the Bank immediately prior to the Effective Date will be canceled on the Effective Date. Immediately following the Bank Merger, additional shares of Stock Holding Company common stock will be sold to depositors and former shareholders of the Bank and to members of the public in the Offering.

     As a result of the MHC Merger, the Mid-Tier Merger and the Bank Merger, the Stock Holding Company will be a publicly held corporation, will register its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Stock Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Stock Conversion.

     The Plan complies with the provisions of Subpart A of 12 C.F.R. Part 563b, which sets forth the OTS regulations for conversion of mutual institutions to stock form. The Plan also complies with the provisions of 12 C.F.R. Section 575.12(a), which is the OTS regulation governing the conversion of mutual holding companies to stock form.

     Immediately following the Stock Conversion, the Stock Holding Company will merge with York Financial, Corp., a Pennsylvania stock holding company ("York Financial"), with the Stock Holding Company as the resulting entity (the "Acquisition") York Financial owns 100% of the common stock of York Federal Savings & Loan Association ("York Federal"), and York Federal will merge into the Bank immediately after the Acquisition, with the Bank as the
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resulting entity. The stockholders of York Financial will exchange their common stock for common stock of the Stock Holding Company in connection with the Acquisition.

     Immediately following the Stock Conversion and the Acquisition, the stockholders of the Stock Holding Company will be (i) the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the MHC Merger (i.e., all stockholders of the Bank, excluding the Mutual Holding Company), (ii) those persons who purchase shares of Stock Holding Company common stock in the Offering, and (iii) as discussed above, any shares of Stock Holding Company common stock issued to stockholders of York Financial in the Acquisition that were not purchased in the Offering. Nontransferable rights to subscribe for the Stock Holding Company common stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on December 31, 1998 ("Eligible Account Holders"), the Bank's tax-qualified employee plans ("Employee Plans"), depositors of the Bank who have account balances of $50.00 or more as of the close of business on June 30, 2000 ("Supplemental Eligible Account Holders"), and other depositors of the Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders) ("Other Depositors"). Subscription rights are nontransferable. The Stock Holding Company will also offer shares of its common stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

Opinions
--------

     Based on the foregoing description of the MHC Merger, the Mid-Tier Merger and the Bank Merger, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

     1. The conversion of the Mutual Holding Company to a federally-chartered mutual holding company (and subsequent charter exchange for an interim federal stock savings bank) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

     2. The conversion of the Mid-Tier Holding Company to a federally-chartered subsidiary holding company (and subsequent charter exchange for an interim stock savings bank) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.
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     3.   The Mid-Tier Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

     4. The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for shares of common stock in the Bank which are constructively received by Minority Stockholders and actually received by the Mutual Holding Company. (Section 361 of the Code.)

     5. No gain or loss will be recognized by the Bank upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger (Section 1032(a) of the Code).

     6. The basis of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by Bank will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

     7. The holding period of the assets of the Mid-Tier Holding Company (other than stock in Bank) to be received by Bank will include the holding period of those assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code.)

     8. The Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their constructive or actual exchange of Mid-Tier Holding Company common stock for Bank common stock.

     9. The MHC Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code.)

     10. The exchange of the members' equity interests in the Mutual Holding Company for interests in a Liquidation Account established in the Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and
                                    ---
Rev. Rul. 69-646, 1969-2 C.B. 54).

     11. The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for an interest in a Liquidation Account established in the Bank for the benefit of the Mutual Holding Company's members who remain depositors of the Bank. (Section 361 of the Code.)
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     12.  No gain or loss will be recognized by the Bank upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the transfer to the members of the Mutual Holding Company of an interest in the Liquidation Account in the Bank. (Section 1032(a) of the Code.)

     13. Persons who have an interest in the Mutual Holding Company will recognize no gain or loss upon the receipt of an interest in the Liquidation Account in the Bank in exchange for their interests in the Mutual Holding Company liquidation account. (Section 354(a) of the Code).

     14. The basis of the assets of Mutual Holding Company (other than stock in the Bank) to be received by Bank will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

     15. The holding period of the assets of the Mutual Holding Company to be received by Bank will include the holding period of those assets in the hands of the Mutual Holding Company. (Section 1223(2) of the Code.)

     16. Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the Liquidation Account in the Bank for their membership interest in Mutual Holding Company. (Section 354(a) of the Code.)

     17. The conversion of the Bank to a federal stock savings bank by exchanging its Pennsylvania charter for a federal savings bank charter will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

     18.  The Bank Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code. For these purposes, each of the Bank, the Stock Holding Company and Interim are "a party to the reorganization" within the meaning of Section 368(b) of the Code.

     19. Interests in the Liquidation Account established at the Bank, and the shares of Bank common stock held by Mutual Holding Company prior to consummation of the MHC Merger, will be disregarded for the purpose of determining that an amount of stock in the Bank which constitutes "control" of such corporation was acquired by the Stock Holding Company in

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exchange for shares of common stock of the Stock Holding Company pursuant to the
Bank Merger (Code Section 368(c)).

     20. The exchange of shares of Stock Holding Company common stock for the shares of the Bank common stock in the Bank Merger, following consummation of the Mid-Tier Merger, will satisfy the continuity of interest requirement of Income Tax Regulation Section 1.368-1(b) in the Bank Merger.

     21. Interim will not recognize any gain or loss on the transfer of its assets to Bank in exchange for Bank common stock and the assumption by Bank of the liabilities, if any, of Interim. (Section 361(a) and 357(a) of the Code.)

     22. Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank common stock. (Section 1032(a) of the Code.)

     23. Bank's basis in the assets received from Interim in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the transaction. (Section 362(b) of the Code.)

     24. Bank's holding period for the assets received from Interim in the proposed transaction will, in each instance, include the period during which such assets were held by Interim. (Section 1223(2) of the Code.)

     25. The Stock Holding Company will not recognize any gain or loss upon its receipt of Bank common stock in exchange for Interim common stock. (Section 354(a) of the Code.)

     26. Stock Holding Company's basis in the Bank common stock which it receives would be the same as the basis of the property exchanged for the Bank common stock. (Section 362(b) of the Code).

     27. Bank shareholders will not recognize any gain or loss upon their exchange of Bank common stock solely for shares of Stock Holding Company common stock. (Section 354(a) of the Code.)

     28. Cash received in the Bank Merger by any Bank shareholder in lieu of a fractional share interest of Stock Holding Company common stock will be treated as having been received
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as a distribution in full payment in exchange for a fractional share interest of
Stock Holding Company common stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss, assuming Bank common stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time.

     29. Each Bank shareholder's aggregate basis in his or her Stock Holding Company common stock received in the exchange will be the same as the aggregate basis of the Bank common stock surrendered in exchange therefor. (Section 358(a) of the Code.)

     30. Each Bank shareholder's holding period in his or her Stock Holding Company common stock received in the exchange will include the period during which the Bank common stock surrendered was held, provided that the Bank common stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange. (Section 1223(1) of the Code.)

     31. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of subscription rights to purchase shares of Holding Company common stock, provided that the amount to be paid for the Stock Holding Company common stock is equal to the fair market value of the Stock Holding Company common stock.

     32. No gain or loss will be recognized by Stock Holding Company on the receipt of money in exchange for Stock Holding Company common stock sold in the Offering. (Section 1032 of the Code.)

     We hereby consent to the filing of the opinion as an exhibit to the MHC's Application for Approval for Conversion filed with the Commissioner, the Company's Registration Statement on Form S-1 as filed with the SEC, the Combined Application H-(e)1/H-(e)3 filed by the Stock Holding Company with the Office of Thrift Supervision ("OTS") and the Form AC Application for Conversion filed by the Mutual Holding Company with the OTS. We also consent to the references to our firm in the Prospectus contained in the Application for Approval of Conversion and Form S-1 under the captions "The Conversion-Tax Aspects" and "Legal Opinions."
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     This opinion is rendered solely for the benefit of the Mutual Holding
Company, the Mid-Tier Holding Company, the Bank and the Stock Holding Company in connection with the proposed transaction and is not to be relied upon or used for any other purpose without our prior written consent.

                         Very truly yours,

                         LUSE LEHMAN GORMAN POMERENK
                         & SCHICK, A PROFESSIONAL CORPORATION

                         By: /s/ Luse Lehman Gorman Pomerenk & Schick
                            ----------------------------------------------